UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):           December 31, 2006
FIRST FINANCIAL BANKSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Texas	0-7674	75-0944023
(State or other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)
400 Pine Street, Abilene, Texas 79601
(Address of Principal Executive Offices and Zip Code)
Registrant’s Telephone Number (325) 627-7155
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13 e-4 (c))

ITEM 1.01 Entry into a Material Definitive Agreement
     On December 31, 2006, the Company renewed its loan agreement with The Frost National Bank. Under the loan agreement, as renewed and amended, the Company is permitted to draw up to $50.0 million on a revolving line of credit. Interest is paid quarterly at LIBOR plus 100 basis points and the line of credit matures December 31, 2007. If a balance exists at December 31, 2007, the principal balance coverts to a term facility payable quarterly over five years. The line of credit is unsecured for an outstanding balance equal to or under $25.0 million and secured by the stock of a subsidiary bank should the balance exceed $25.0 million. Among other provisions in the credit agreement, the Company must satisfy certain financial covenants during the term of the loan agreement, including without limitation, covenants that require the Company to maintain certain capital, tangible net worth, loan loss reserve, non-performing asset and cash flow coverage ratio. In addition, the credit agreement contains certain operational covenants, that among others, restricts the payment of dividends above 55% of consolidated net income, limits the incurrence of debt (excluding any amounts acquired in an acquisition) and prohibits the disposal of assets except in the ordinary course of business. Since 1995, the Company has declared dividends as a percentage of its consolidated net income in a range of 37% (low) in 1995 to 53% (high) in 2003. Through the nine months ended September 30, 2006, the Company has declared dividends equal to 53% of its consolidated net income. There have been no borrowings under the loan agreement during 2006.
ITEM 9.01 Financial Statements and Exhibits
     (d)     Exhibits

Exhibit Number	Description

10.1	Loan agreement, dated December 31, 2004, between First Financial Bankshares, Inc. and The Frost National Bank (incorporated by reference from Exhibit 10.1 of the
Registrant’s Form 8-K filed December 31, 2004)

10.2	First Amendment to Loan Agreement, dated December 28, 2005, between First Financial Bankshares, Inc. and The
Frost National Bank (incorporated by reference from Exhibit 10.2 of the Registrant’s Form 8-K filed December 30, 2005)

10.3	Second Amendment to Loan Agreement, dated December 31, 2006, between First Financial Bankshares, Inc. and The Frost National Bank

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANKSHARES, INC.
(Registrant)

DATE: December 31, 2006	By:	/S/ F. Scott Dueser

F. SCOTT DUESER
President and Chief Executive Officer